Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Webus International Limited on Amendment No. 5 to Form F-1 of our report dated April 22, 2024 with respect to our audits of the consolidated financial statements of Webus International Limited as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York

May 28, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com